Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-273414 and 333-110020) of RTX Corporation of our report dated June 20, 2024 relating to the financial statements and supplemental schedule of the RTX Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
June 20, 2024